EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Fourth Quarter and Full Year Fiscal 2013
Financial Results

Qingdao, China and Rockville, Md. – June 13, 2013 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the fourth quarter and full year of fiscal 2013 ended March 31, 2013.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We were highly encouraged with our ongoing efforts to stabilize our core branded powdered formula business and return to profitability in the fiscal fourth quarter. We believe the short-term negative impact of our price increase implemented in April 2012 has diminished as we continue to nurture and invest in our brands to garner broader trust at the retail level.”

“In the fourth quarter of fiscal 2013, we were pleased to have substantially completed the ‘Gold Mining’ program which originally started in September 2012. First, as of March 31, 2013, the number of active retail outlets that sell our products stabilized at approximately 27,000, in line with our projection. Since these retail outlets were selected for their existing high levels of sales volume, we believe the marketing and promotional expenditures incurred by these outlets became more efficient. Second, we have deployed an effective inventory tracking system, primarily comprised of personal digital assistant (PDA) devices and cell phone applications, to the majority of our distributors and retail outlets. Over the past five months, we have gained greater visibility to distributors’ varying inventory levels by helping them efficiently trace inventory distribution, preventing cross-territorial selling and providing greater logistical support. The completion of our “Gold Mining” strategy provides a strong foundation to improve channel inventory visibility, drive higher efficiency of marketing and promotion expenditures, and ensure greater operational efficiency. ”

“The initiatives we’ve implemented in FY13 to improve our business performance has set the stage for strong improvement to our top and bottom line financial performance in FY14.  We believe we can be successful delivering top line sales growth through higher average selling prices and product volume growth.  By focusing on higher yielding sales outlets as well as our commitment to support our brands to a more concentrated group of distributors and retail customers, we believe we can achieve improved levels of sales, gross margin and net profit in FY14 compared to the prior year period,” concluded Mr. Zhang.

Financial Results for the Fourth Quarter of Fiscal 2013 versus the Third Quarter of Fiscal 2013

	Quarter Ended		QoQ Change
	March 31, 2013	December 31, 2012
(in USD 000's except per share and percentage data)
Net sales	72,856	73,228	(372)	-1%

Cost of sales	44,583	41,717	2,866	7%
Gross profit	28,273	31,511	(3,238)	-10%
Gross margin	38.8%	43.0%		-422	bp

Selling and distribution expenses	11,704	14,488	(2,784)	-19%
Advertising and promotion expenses	5,674	9,910	(4,236)	-43%
General and administrative expenses	8,234	6,967	1,267	18%
Gain on disposal and liquidation of subsidiaries	1,015	0	1,015	n/a
Government subsidies	3,036	216	2,820	1,306%
Total operating expense	21,561	31,149	(9,588)	-31%

Income from operations	6,712	362	6,350	1,754%
Operating margin	9.2%	0.5%		870	bp

Interest income, interest expense and other income (loss), net	(3,261)	(2,844)	(417)	15%
Income tax expense	100	10,971	(10,871)	-99%
Net income (loss) attributable to the noncontrolling interest	84	(183)	267

Net income (loss) attributable to common stockholders	3,267	(13,270)	16,537

Income (loss) per share – Basic and diluted	$0.06	$(0.23)	$0.29

Net sales decreased 1% to $72.9 million for the fourth quarter of fiscal 2013 from $73.2 million in the third quarter of fiscal 2013. Net sales from the Company’s branded powdered formula segment were $61.5 million, or 84% of net sales in the quarter, compared to $62.4 million, or 85% of net sales, in the previous quarter.  By volume, sales of powdered formula products were 5,661 tons in the fourth quarter, which decreased from 5,875 tons in the previous quarter. Average selling price of powdered formula products improved to $10,862 per ton from $10,620 per ton in the previous quarter.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $8.0 million, or 11% of net sales, in the fourth quarter of fiscal 2013, compared to $10.6 million, or 14% of net sales in the previous quarter. As explained in detail in the Company’s 10-K for fiscal year 2013, Synutra incurs ancillary sales of raw milk / whey protein powder due to its production methods, and such sales may vary from quarter to quarter.

Gross profit was $28.3 million in the fourth quarter of fiscal 2013, compared to $31.5 million in the previous quarter. Gross margin in the fourth quarter of fiscal 2013 was 39% compared to 43% in the previous quarter. Powdered formula margin decreased to 48% from 52% in the previous quarter. At 48%, the powdered formula segment margin is in line with the Company’s historical levels.

Income from operations was $6.7 million, compared to income from operations of $362 thousand in the previous quarter. This sequential increase reflects lower sales and marketing expenses after the Gold Mining project, a $3.0 million government subsidy and a $1.0 million gain on liquidation and disposal of subsidiaries.

Selling and distribution expenses were $11.7 million, compared with $14.5 million in the previous quarter, reflecting the lower overhead at our sales team, in particular the decreased bonus for sales staff as full year fiscal 2013 sales targets were not met.

Advertising and promotional expenses were $5.7 million, compared with $9.9 million in the previous quarter, reflecting more efficient allocation of market expenses after the Gold Mining project.

General and administrative expenses were $8.2 million, compared with $7.0 million in the previous quarter.

Fiscal 2013 fourth quarter income tax expense decreased to $100 thousand from an income tax expense of $11.0 million (including income tax expense from valuation allowance of $11.1 million) in the fiscal third quarter.  Considering the accumulated loss as of March 31, 2013, we recognized income tax expense of $36.5 million from valuation allowance for deferred tax assets existed at opening of fiscal 2013, and did not recognize income tax benefit for the loss incurred in fiscal 2013. As of March 31, 2013, we had deferred tax assets of $57.0 million and we had fully provided valuation allowance for it. Tax benefits relating to future reversals of the valuation allowance on deferred tax assets, if any, will be recognized as a reduction of income tax expense.

Net income attributable to common stockholders was $3.3 million in the fourth quarter of fiscal year 2013, or $0.06 per diluted share, compared with a net loss of $13.3 million, which included $11.1 million income tax expense from valuation allowance for deferred tax assets, or $(0.23) per diluted share, in the previous quarter.

Full Year Ended March 31, 2013 Financial Results
Net sales for the full year of fiscal 2013 ended March 31, 2013 decreased to $265.8 million from $342.5 million in the prior year period. Net sales from branded powdered formula products decreased to $224.4 million, or 84% of net sales, compared to $301.7 million, or 88% of net sales in the prior year period. The decrease was primarily due to the significant purchases by distributors prior to our retail price increase effective April 1, 2012, and the short-term impact on orders as we implemented the Gold Mining program throughout fiscal year 2013.

Net sales from Other Products, which consists mainly of sales of imported whole milk powder and whey protein sold to industrial customers, were $34.2 million, or 13% of net sales, compared to $39.7 million, or 12% of net sales, in the prior year period.

Gross profit decreased 33% to $94.6 million for full year of fiscal 2013 from $140.9 million in the prior year period. Gross margin was 36% compared to 41% for the prior year period. The gross margin decline was primarily attributable to the decline in average sales price in our Powdered Formula segment and the margin decrease in our Others segment.

Loss from operations was $14.0 million for the full year of fiscal 2013, compared to an operating income of $42.8 million in the prior year period.

Net loss attributable to common stockholders was $63.9 million for the full year of fiscal 2013, including $36.5 million income tax expense from valuation allowance for deferred tax assets, or $(1.11) per diluted share, compared to a net income of $16.7 million, or $0.29 per diluted share, in the prior year period.

Balance Sheet
As of March 31, 2013, the Company had cash and cash equivalents of $79.1 million and restricted cash of $108.3 million, including the current and non-current portion.  Net account receivables decreased to $30.2 million on March 31, 2013 from $45.2 million on December 31, 2012 while the Company’s sequential inventory position increased 11% to $87.7 million from $79.2 million.

Conference Call Details
The Company will hold a conference call on Friday, June 14, 2013 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
International:	+65 6723-9385
Conference ID:	77618119

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of March 31, 2013, this network comprised over 670 independent distributors and over 680 independent sub-distributors who sell Synutra products in approximately 27,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 646-328-2552

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	March 31, 2013	March 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$79,050	$64,793
Restricted cash	68,410	30,425
Accounts receivable, net of allowance	30,183	38,753
Inventories	87,707	75,499
Due from related parties	2,696	12,262
Income tax receivable	5	227
Receivable from assets disposal	-	1,037
Prepaid expenses and other current assets	18,404	16,320
Deferred tax assets	-	17,827
Total current assets	286,455	257,143

Property, plant and equipment, net	130,121	134,902
Land use rights, net	10,829	10,198
Intangible assets, net	4,135	4,377
Restricted cash	39,883	21,019
Due from related parties	2,981	-
Other assets	1,740	1,367
Deferred tax assets	0	18,907
TOTAL ASSETS	$476,144	$447,913

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$127,449	$86,614
Long-term debt due within one year	82,663	40,831
Accounts payable	48,717	70,927
Due to related parties	1,862	1,655
Advances from customers	12,982	5,991
Other current liabilities	52,788	40,560
Total current liabilities	326,461	246,578

Long-term debt	102,164	92,745
Deferred revenue	4,402	4,377
Capital lease obligations	7,848	4,726
Other long-term liabilities	6,062	2,395
Total liabilities	446,937	350,821

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at March 31, 2013 and 2012, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(135,508)	(71,620)
Accumulated other comprehensive income	28,828	32,201

Total Synutra common shareholders’ equity	28,766	96,027

Noncontrolling interest	441	1,065

Total equity	29,207	97,092
TOTAL LIABILITIES AND EQUITY	$476,144	$447,913

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012

Net sales	$72,856	$85,367	$265,770	$342,539
Cost of sales	44,583	49,808	171,211	201,618
Gross profit	28,273	35,559	94,559	140,921

Selling and distribution expenses	11,704	13,813	53,607	51,221
Advertising and promotion expenses	5,674	5,804	32,574	28,442
General and administrative expenses	8,234	3,332	30,220	23,948
Gain on disposal of subsidiaries	1,015	-	3,625	-
Other operating income, net	3,036	3,583	4,217	5,484
Income (loss) from operations	6,712	16,193	(14,000)	42,794

Interest expense	3,507	3,151	15,018	14,276
Interest income	645	466	2,326	1,870
Other income (expense), net	(399)	83	(343)	146
Income (loss) before income tax expense (benefit)	3,451	13,591	(27,035)	30,534

Income tax expense (benefit)	100	6,140	37,186	13,510
Net income (loss)	3,351	7,451	(64,221)	17,024

Net income (loss) attributable to the noncontrolling interest	84	(71)	(333)	287
Net income (loss) attributable to Synutra International, Inc. common stockholders	$3,267	$7,522	$(63,888)	$16,737

Earnings (loss) per share - basic and diluted	$0.06	$0.13	$(1.11)	$0.29

Weighted average common stock outstanding - basic and diluted	57,301	57,301	57,301	57,301